Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As an independent registered public accounting firm, we consent to the inclusion in the Registration Statement on Form S-3 and Form S-8 of our report dated December 29, 2014, relating to the consolidated balance sheet of LiveDeal, Inc. and its subsidiaries (the “Company”) as of September 30, 2014, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year ended September 30, 2014, included in the Annual Report on Form 10-K of LiveDeal, Inc. for the year ended September 30, 2014.

/s/ Anton & Chia, LLP

Anton & Chia, LLP

Newport Beach, California

December 29, 2014